UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 2, 2012

Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600 Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Cambridge Place Investment Management, Inc. v. Morgan Stanley & Co., Inc., et al. (Cambridge Matter #1 and #2). As previously reported on the Signature Group Holdings, Inc. (the ‘Company”) Annual Report on Form 10-K for the year ended December 31, 2011,  on July 22, 2010, Cambridge Place Investment Management, Inc. (“Cambridge”), as assignee of its investor clients, filed a lawsuit in the Superior Court in the Commonwealth of Massachusetts against over 50 defendants, including the broker/dealers, underwriters, issuers and depositors of approximately 200 Residential Mortgage-Backed Securities (“RMBS”) offerings purchased by clients of Cambridge. Cambridge alleges the defendants violated Massachusetts securities laws through untrue statements and material omissions in the RMBS offering documents. The lawsuit alleges that Cambridge clients invested over $2 billion in these RMBS offerings resulting in losses in excess of $1.2 billion. The complaint names Fremont Mortgage Securities Corporation (“FMSC”), a wholly-owned special purpose subsidiary of Signature, as a depositor of $8 million in one RMBS offering in 2005.

On February 11, 2011, Cambridge, in its same capacity as assignee of its investor clients, filed a second, similar lawsuit in the Superior Court in the Commonwealth of Massachusetts naming 30 defendants including the broker/dealers, underwriters, issuers and depositors of approximately 70 RMBS offerings purchased by clients of Cambridge. Cambridge alleges the defendants violated Massachusetts securities laws through untrue statements and material omissions in the RMBS offering documents. The lawsuit alleges that Cambridge clients invested approximately $825 million in these RMBS offerings resulting in losses exceeding $260 million. The complaint names FMSC, as a depositor of $101.3 million in four RMBS offerings in 2004, 2005 and 2006.

The defendants filed a joint consolidated Motion to Dismiss for failure to state a claim. On October 2, 2012, the trial court issued its decision dismissing FMSC and the other depositor defendants, finding that the depositor defendants were not statutory sellers of securities under the relevant provisions of the Massachusetts Uniform Securities Act. However, since the dismissal order did not stipulate whether it was issued with or without prejudice, it is uncertain at this time if Cambridge will be allowed to amend the Complaints or if it will appeal the decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPANY NAME

Date: October 5, 2012	By: /s/ David Brody
Name: David Brody
Title: Sr. Vice President, Counsel & Secretary